Filed Pursuant to Rule 433

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

Dated March 7, 2016 and the

Prospectus Dated November 20, 2014

Registration Statement No. 333- 200387

Pricing Term Sheet

PERRIGO FINANCE UNLIMITED COMPANY

Pricing Term Sheet

March 7, 2016

Issuer:	Perrigo Finance Unlimited Company

Guarantor:	Perrigo Company plc

Security:	3.500% Senior Notes due 2021 (the “2021 Notes”)
4.375% Senior Notes due 2026 (the “2026 Notes”)

Principal Amount:	$500,000,000 2021 Notes
$700,000,000 2026 Notes

Maturity:	March 15, 2021, with respect to the 2021 Notes
March 15, 2026, with respect to the 2026 Notes

Coupon:	3.500%, with respect to the 2021 Notes
4.375%, with respect to the 2026 Notes

Issue Price:	99.908%, with respect to the 2021 Notes
99.751%, with respect to the 2026 Notes

Yield to Maturity:	3.520%, with respect to the 2021 Notes
4.406%, with respect to the 2026 Notes

Benchmark Treasury:	1.125% due February 28, 2021, with respect to the 2021 Notes
1.625% due February 15, 2026, with respect to the 2026 Notes

Spread to Benchmark Treasury:	210 bps, with respect to the 2021 Notes
250 bps, with respect to the 2026 Notes

Benchmark Treasury Price and Yield:	98-18 3⁄4 and 1.420%, with respect to the 2021 Notes
97-15 and 1.906%, with respect to the 2026 Notes

Interest Payment Dates:	Interest on each series of notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2016.

Optional Redemption:	Adjusted Treasury Rate plus 35 bps, in case of the 2021 Notes Adjusted Treasury Rate plus 40 bps, in case of the 2026 Notes
In addition, the Issuer may redeem all or part of the 2021 Notes on or after February 15, 2021 (one month prior to the maturity date) and the 2026 Notes on or after December 15, 2025 (three months prior to the maturity date), in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, to, but excluding, the redemption date.

Trade Date:	March 7, 2016

Expected Settlement Date (T+3):	March 10, 2016

CUSIP/ISIN:	71429M AA3/ US71429MAA36, 2021 Notes
71429M AB1/ US71429MAB19, 2026 Notes

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Ratings*:	Baa3(stable) by Moody’s Investors Service, Inc.
BBB(negative) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:
HSBC Securities (USA) Inc. Merrill Lynch, Pierce Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Mizuho Securities USA Inc.

Fifth Third Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1 866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1 800-294-1322 and Morgan Stanley & Co. toll-free at 1 866-718-1649.

This communication does not constitute an offer to sell the notes and is not a solicitation of an offer to buy the notes in any jurisdiction where the offer or sale is prohibited, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.